Exhibit 10.20

AGREEMENT OF LEASE

BETWEEN:	ATLANTIC CONSTRUCTION INC., a company duly incorporated under the law, herein acting and represented by David Rosenberg, its President, hereunto duly authorized as he declares,

(hereinafter referred to as “Landlord”)

AND:	WESCO DISTRIBUTION CANADA INC., a body politic and corporate, duly incorporated under the Law, and having an office in the City of Pittsburgh, State of Pennsylvania, U.S.A., located at Riverfront Center, herein acting and represented by Roy W. Haley, its President and Chief Executive Officer duly authorized as he declares, (hereinafter referred to as “Tenant”)
1.	DESCRIPTION AND LEASE OF PREMISES
     The Landlord in consideration of the rentals and other obligations of the Tenant herein set forth, hereby leases to the Tenant, the latter accepting, the location bearing civic number 1330 Trans Canada Highway, Dorval, Québec, consisting of an area of approximately ninety-seven thousand (97,000) square feet and the land upon which it is erected, the whole as outlined on the plan hereto attached as Schedule “A” (hereinafter referred to as the “Leased Premises”).
     The building containing the Leased Premises (hereinafter referred to as the “Building”) is situated on the emplacement described in Schedule “B” hereto attached.
     Landlord will within thirty (30) days after the occupation of the ‘Leased Premises by the Tenant, furnish the latter with a certificate of its architect attesting to the area of the Leased Premises. Said certificate shall be based on outside measurements and shall be final and binding upon the parties hereto.
2.	TERM OF LEASE
     The Term of this Lease shall commence on August 1, 1994 and shall terminate on the last day of July 1999 unless sooner terminated under the provisions hereof (hereinafter referred to as the “Term”).
3.	USE OF PROPERTY
     Tenant covenants that the Leased Premises shall be used solely for the purpose of office space and warehousing and for no other purpose. Storage shall be permitted outside the Leased Premises on the Thirty-five thousand (35,000) square feet of yard space on the south side of the Leased Premises during the Term.

Notwithstanding the foregoing, Landlord shall have the right to reclaim the yard space without financial penalty on thirty (30) days written notice to the Tenant of its need for the yard space. All such storage shall be in conformity with municipal regulations.
4.	RENTAL ON NET RETURN BASIS
It is intended that the Base Rent provided for in this Lease shall be an absolute net return to Landlord for the Term of this Lease, free of any and all costs, expenses of any nature whatsoever, taxes and charges with respect to the Leased Premises, other than any income or profit taxes which may be levied against Landlord and any interest or amortization charges of Landlord in respect of any hypothecs and except as otherwise herein stipulated.
5.	BASE RENT
     Subject to and under reserve of the terms and conditions contained in Article 46.3 and Schedule D hereof, Tenant covenants and agrees to pay to Landlord in lawful money of Canada without deduction, abatement or set off, an annual Base Rent as follows:
a)	During the first three (3) years of the Term a sum of Three hundred fifteen thousand dollars ($315,000.00) payable in equal consecutive monthly installments of Twenty-six thousand two hundred and fifty dollars ($26,250.00) each;

b)	During the last two (2) years of the Term a sum of Three hundred thirty-seven thousand five hundred dollars ($337,500.00) payable in equal consecutive monthly installments of Twenty-eight thousand one hundred twenty-five dollars ($28,125.00) each, the whole without deduction, abatement or set-off and payable in advance on the first (1st) day of each month during the Term, with the applicable Goods and Services Taxes and Québec Sales Taxes and any other similar taxes which may be levied in the future by any governmental authority (hereinafter referred to as the “Base Rent”).
     Such Base Rent has been calculated on an area of Ninety thousand (90,000) square feet which area the parties irrevocably agree to use for the calculation of Base Rent.
     The Base Rent and other charges as herein provided shall be paid to Landlord and/or its nominee at the office of the Landlord, 7077 ave. du Parc, Suite 600, Montréal, Québec H3N 1X7, or at such other place in Canada as shall be designated by Landlord in writing to Tenant.
     Should the Tenant continue to occupy the Leased Premises after the expiry of the Term without a written agreement, there shall be no tacit renewal and the Tenant shall pay the Landlord Base Rent and other charges for the period of occupancy as set out in this Lease plus fifty percent (50%) thereof, without prejudice to such further damage claims as may be available to the Landlord against the Tenant. However, the Tenant is not to have the right to such occupancy beyond the expiry of the Term.
6.	ADDITIONAL RENTAL
Subject to and under reserve of the terms and conditions contained in Article 46.3 and Schedule D hereof and without limiting the obligations of Tenant, the Tenant shall pay its proportionate share of the following items, which Proportionate Share is the product of the fraction of which the area of the Leased Premises is the numerator and the total Leasable area of the Building is the Denominator (hereinafter referred to as the “Proportionate Share”):
               a) Taxes
Within thirty (30) days of receipt by Tenant of proof of payment by the Landlord and a written statement of the taxes set out in this paragraph the Tenant will in each and every year during the term of this Lease pay to the Landlord, whether they be special or general, its Proportionate Share of all property taxes, municipal taxes, school taxes, surtax on non-residential immoveables, ecclesiastical taxes, rates including local improvement rates, duties and assessments and any tax on capital pertaining to the Leased Premises that may be levied, rated, charged or assessed against the Building and/or all equipment and facilities thereon or therein, and/or the land and appurtenant land on which the Building is situated and/or any property on or in the Building owned or brought thereon or therein by Landlord or Tenant, and their respective officers, agents, employees, servants, visitors or licencees and/or Tenant in respect thereof, whether such taxes, rates, duties or assessments are charged by a municipal, school or any other body of competent jurisdiction. Upon payment by the Tenant as provided for in this paragraph, the Landlord will pay and will indemnify and keep indemnified the Tenant from and against any and every tax, rate, charge, duty and assessment referred to in this paragraph with respect to the Building and the lands appurtenant thereto.
The Tenant shall be solely responsible to pay its share of municipal surtaxes on non-residential immoveables that may be levied, charged, rated or assessed against the Building. Landlord may from time to time, or at any time, in its reasonable discretion revise its method for charging for such surtax, based either on the proportion allotted by the Municipality or based on the Tenant’s Proportionate Share.
The foregoing taxes in respect of the first and last years of the Term shall be adjusted between Landlord and Tenant.
               b) Other Expenses
The Tenant shall pay its Proportionate Share of:
i)	the expense required to keep the exterior of the Leased Premises in good order and condition and to keep the sidewalks, curbs, lawns and grounds in and about the Leased Premises in good condition, clean and free of snow and ice and properly landscaped.

ii)	the reasonable cost of all goods and services furnished, employed or utilized in the operation, administration, maintenance, repair, supervision and management of the Building and of the common areas;

iii)	the salaries, wages and costs related to fringe benefits and pension plan benefits of the employees of the Landlord exclusively engaged in the operation, administration, maintenance, repair, supervision and management of the Building;

iv)	the reasonable cost of modifications, improvements and additions to the Building and to the equipment thereof as well as the equipment or specialized services necessary for the establishment, in the Building, of energy conservation measures, when, in the opinion of the Landlord and the Tenant, these costs are likely to reduce the operating expenses of the Building or improve the welfare or the security of the tenants of the Building or when the foregoing are required by law.

v)	the capital cost, reasonably calculated according to a method of depreciation reasonably determined by the Landlord, of work or of equipment required for the operation, administration, maintenance, repair, supervision, management, modification or improvement of the Building or the common areas or of energy conservation measures as well as interest as hereinafter stipulated.

vi)	the reasonable expenses incurred to redo, improve, modify or increase the insulation of the Building when, in the opinion of an expert in such matters, such expenses may reduce the electricity costs or gas consumed in the Leased Premises;

vii)	the sprinkler maintenance and its monitoring alarm connection with a central security company;

viii)	the reasonable cost of works, replacements or of repairs made to the Building, except those relating to the structure and roof of the Building which shall be paid by the Landlord, unless caused by the fault or negligence of the Tenant or by those for whom it is in law responsible. The term “structure” means the foundations and the frame of the Building. Tenant shall, also, not be responsible for any repairs of capital nature to the Building which for the purpose hereof shall be repairs of a replacement nature which give significant added value to the Building.

ix)	Insurance
During the whole of the Term, the Tenant will pay its Proportionate Share of all premiums with respect to insurance to be placed by Landlord on the Building and described as follows:
i)	Fire, Extended Coverage and Malicious Damage insurance for the full replacement cost of the Building, improvements and equipment and in addition upon the full annual rental income thereof.

ii)	Broad boiler and Unfired Pressure Vessels insurance, including Repair or Replacement and rental income coverages in an amount reasonably satisfactory to Landlord;

iii)	such other insurance as institutional lenders may require or as it may be or may become customary for owners of property to carry as respects loss of or damage to the Leased Premises or liability arising therefrom, specifically including any insurance required by reason of the introduction by or on behalf of Tenant, and/or its sub-tenants of any radioactive materials or substances into the Leased Premises.

All policies of insurance shall contain a provision of cross liability or severability of interest as between the Landlord and the Tenant. All other policies referred to above shall contain a waiver of subrogation rights which the Landlord’s insurers may have against the Tenant, the Tenant’s insurers and persons under the Tenant’s care and control. The Landlord hereby releases and waives any and all claims against the Tenant and those for whom the Tenant is in law responsible with respect to the occurrences insured against by the Landlord hereunder. The Landlord shall from time to time furnish the Tenant with certified copies of all insurance policies and the renewals thereof upon request.
Tenant will pay the amount of any increase in insurance premiums on the whole of the Building of which the Leased Premises form part if such increase is caused by Tenant’s operations in the Leased Premises, or anything brought therein by Tenant.
The following shall not be included in the operating expenses, such cost to be assumed by the Landlord exclusively:
i)	any repairs to the roof or any structural repairs to the Building;

ii)	any repairs of a capital nature to the Building and the land;

iii)	any modification or improvement to the Building and the land unless same has been previously approved by the Tenant it being understood that the Tenant may withhold such approval without necessity of justification, and the whole subject to article 6 (v), 6 (vii) and 6 (ix) hereof.

iv)	any repairs to the tile floor of the warehouse area;
     Items due pursuant to this article 6 hereunder shall also be paid to Landlord by Tenant Thirty (30) days after receipt of Landlord’s invoice for same.
7.	METHOD OF PAYMENT
     Notwithstanding anything to the contrary hereinabove contained, the Landlord may, at its reasonable option, instead of billing individually for taxes and other items to be paid by the Tenant, as hereinabove stipulated, estimate the amounts payable by the Tenant under the provisions of this Lease for such periods as the Landlord may determine, the Tenant hereby agreeing to pay to the Landlord such amounts in monthly instalments in advance during said period together with the rental payments as hereinabove provided. At the expiration of the period of which such estimated payments have been made, the Landlord shall furnish to the Tenant a certified statement showing in reasonable details the actual amount required to be paid under the provisions hereof. If the amounts actually due by the Tenant for such period exceed the amount so collected by the Landlord, the Tenant shall pay same within thirty (30) days after receipt of billings therefore, and if the amounts due by the Tenant for the said period are less than the amount actually collected by the Landlord, then the Landlord shall credit same to the next ensuing payments becoming due by the Tenant to the Landlord.

     All sums due by the Tenant to the Landlord in virtue of this Lease will be considered as rent for all legal purpose.
8.	DIRECT PAYMENTS
            a) PAYMENT FOR BUSINESS TAX, LICENCES ETC.
Tenant shall be responsible for and pay all business taxes, and similar taxes levied with respect to the Leased Premises as well as the costs of any licences and permits required by the Tenant.
b) INSURANCE
     Tenant covenants that nothing will be done or omitted to be done whereby any policy shall be cancelled or the Leased Premises rendered uninsurable.
     Throughout the term of this Lease and any renewal thereof, the Tenant shall take out and keep in force:
(i)	comprehensive general liability insurance with respect to the business carried on in or from the Leased Premises and the use and occupancy thereof for bodily injury and death and damage to the property of others in an amount of at least two million dollars ($2,000,000.00) for each occurrence or such greater amount as the Landlord may from time to time reasonably require;

(ii)	all risks insurance including the perils of fire, extended coverage, leakage from sprinkler and other fire protective devices, earthquake, collapse and flood in respect to furniture, equipment, inventory and stock-in-trade, fixtures and leasehold improvements located within the Leased Premises and such other property located in or forming part of the Leased Premises, including all mechanical or electrical systems (or portions thereof) installed by the Tenant in the Leased Premises, the whole for the full replacement cost (without depreciation) in each such instance.

(iii)	if any boiler or pressure vessel is operated in the Leased Premises, boiler and pressure vessel insurance with respect thereto;

(iv)	glass and plate-glass insurance to the full replacement cost thereof;

(v)	such additional insurance as the Landlord, acting reasonably, may from time to time require.
                                                     All policies of insurance shall provide that they will not be cancelled or permitted to lapse unless the insurer notifies the Landlord in writing at least thirty (30) days prior to the date of cancellation or lapse. Each such policy shall name the Landlord and any other party reasonably required by the Landlord as an additional insured as its interest may appear. Each comprehensive general liability insurance policy will contain a provision of cross-liability or severability of interest as between the Landlord and the Tenant. All other policies referred to above shall contain a waiver of subrogation rights which the Tenant’s insurers may have against the Landlord, the Landlord’s insurers and persons under the Landlord’s care and control. The Tenant hereby releases and waives any and all claims against the Landlord and those for whom the Landlord is in law responsible with respect to occurrences required to be insured against by the Tenant hereunder. The Tenant shall from time to time furnish the Landlord with certificates of insurance policies and the renewals thereof.
     The Landlord hereby releases and waives any and all claims against the Tenant and those for whom the Tenant is in law responsible with respect to occurrences required to be insured against by the Landlord hereunder.
     Should the Tenant fail to take out or keep in force such insurance, the Landlord will have the right to do so and to pay the premiums therefore and in such event the Tenant shall repay to the Landlord the amount paid as premiums as additional rent within thirty (30) days after receipt of invoice.
c)	UTILITIES
     Subject to and under reserve of the terms and conditions contained in Schedule D hereof, the Tenant shall pay for the consumption in the Leased Premises of electricity, water, heat, gas and for telephone, pest control and garbage removal services, and all public utilities with respect to the Leased Premises, directly to the utility companies levying said charges.
     The Tenant shall, at its cost, suitably heat the Leased Premises during the customary heating season. The Landlord represents and warrants to the Tenant that all heating equipment presently located in the Leased Premises is in good working order during the Term subject to regular maintenance thereof.
     Notwithstanding anything contained in this article 8, should any of the expenses presently billed to the Tenant be invoiced to the Landlord in future the Tenant agrees to immediately reimburse the Landlord for these expenses.
9.	FAILURE OF TENANT TO PERFORM
     If Tenant fails to pay any taxes, rates, insurance premiums, charges or debts which it owes or has herein covenanted to pay, Landlord may pay the same and shall be entitled to charge the sums so paid to Tenant who shall pay them within thirty (30) days after receipt of invoice and Landlord. In addition to any other rights, Landlord shall have the same remedies and may take the same steps for the recovery of all such sums as it might have and take for the recovery of rent in arrears under the terms of this Lease; all arrears of rent and any monies paid to Landlord hereunder shall bear interest from the date of default at the rate equal to that charged by the Toronto Dominion Bank in Montreal to its most credit worthy commercial customers plus five percent (5%) per annum.
10.	DEFAULT
     Without prejudice to all of the rights and recourses available to the Landlord, the following shall be considered defaults under the terms of this Lease:

(a)	in the event that Tenant shall be in default under any provision of this Lease providing for the payment of Base Rent or additional rent or any other charges, after fifteen (15) days written notice to the Tenant from the Landlord;

(b)	in the event that Tenant shall be adjudicated a bankrupt or make any general assignment for the benefit of creditors, or take, or attempt to take, the benefit of any insolvency or Bankruptcy Act, or if a petition in bankruptcy shall be maintained against Tenant, or if a receiver or trustee be appointed to the property of Tenant, or any part thereof, or any execution be issued pursuant to a judgment, rendered against Tenant or pursuant to this Lease in which such event shall not be discharged within thirty (30) days;

(c)	in the event that Tenant shall be in default in observing any covenant herein contained and/or performing any of its obligations contained in this Lease (other than a default in the payment of rent or additional rent) and such default shall continue for fifteen (15) days after written notice specifying such default shall have been given to Tenant by Landlord and provided Tenant has not started to remedy such default and to diligently pursue such remedial action within said delay.
     In the event of any default under the terms of this Lease, the Landlord without prejudice to any rights or remedies it may have hereunder or by law shall have the right to terminate this Lease forthwith upon written notice given to Tenant by Landlord. Tenant upon such a termination of this Lease shall thereupon quit and surrender the Leased Premises to Landlord and Landlord, its agents and servants may immediately or at any time the re-enter the Leased Premises and dispossess Tenant, and remove any and all persons and any or all property therefrom whether by summary dispossession proceedings or by any suitable action or proceeding at law, or by force or otherwise without being liable to prosecution or damages therefore.
     In case of any termination, or in case Tenant, in the absence of such termination, shall be dispossessed by or at the instance of Landlord in any lawful manner, whether by force or otherwise, Base Rent and Additional Rent for the then current month and for the next six (6) months succeeding the date of such termination or dispossession shall immediately become due and payable (as accelerated rent) and this Lease shall immediately, at the reasonable option of the Landlord, become forfeited and terminated, and the Landlord may, without notice of any form of legal process, forthwith re-enter upon and take possession of the Leased Premises and remove the Tenant’s effects therefrom, the whole without prejudice to and under reserve of all of the rights and recourses of the Landlord to claim any and all losses and damages sustained by the Landlord by reason of and arising from any default of the Tenant.
     Landlord will use its best efforts to mitigate damages in the event of a default by the Tenant.
11.	SIGNS
     Landlord shall have the right at all times during the term of this Lease to place upon the Leased Premises a notice of reasonable dimensions and reasonably placed, so as not to interfere with the business of Tenant, stating that the Building is for sale and for six (6) months prior to the termination of this Lease, Landlord shall have the right to place upon the Leased Premises a similar notice that the Leased Premises are for rent and Tenant will not remove such notice or knowingly permit same to be removed.
     Tenant shall have the right to place any signs, advertisements, notices or posters inside or outside the Leased Premises for the purposes of Tenant’s operations in and from the Leased Premises, the whole subject to Landlord’s consent which consent shall not be unreasonably withheld or delayed.
     All such signs shall comply with the lawful requirements of municipal and governmental authorities.
     Neither the Tenant or anyone other than the Landlord will have the right to place any signs for rent, sublet, etc. on the outside or inside of the Leased Premises or on any adjacent building or property belonging to the Landlord.
     The Tenant shall have the right at any time to list the Leased Premises or any part thereof with any broker or agent for purposes of subleasing same.
12.	EXHIBITION OF PREMISES
     Landlord shall have the right, at any time upon twenty-four (24) hour notice to the Tenant, during business hours, to exhibit the Leased Premises to any prospective lender or purchaser or to any prospective Tenant during the last Nine (9) months of the Term.
13.	MAINTENANCE AND REPAIRS
Notwithstanding the provisions of the Civil code of Québec, the Tenant, at its own expense, shall operate, maintain and keep the Leased Premises including all facilities, equipment and services, both inside and outside, available to the Tenant exclusively, in such good order and condition, as they would be kept by a careful owner, and shall promptly , if known, make all needed repairs and replacements to the Leased Premises, which a careful owner would make, including, without limitations, the water, gas, drain and sewer connections, pipes and mains, electrical wiring, water closets, sinks and accessories thereof, and all equipment belonging to or connected with the Leased Premises or used in its operation, including the heating and air conditioning systems therein.
     The Tenant undertakes to obtain and pay for such maintenance, repair, and replacement service and/or insurance contracts with respect to the foregoing; the whole without prejudice to the other obligations of the Tenant with respect to same. The Tenant shall forward, upon request, to the Landlord copies of such contracts and evidence of renewals thereof during the continuance of this Lease.
Notwithstanding the other provisions of this article, Tenant shall not be responsible for the execution of and the payment of any repairs to the roof, any structural repairs, any repairs of a capital nature and any repair to the tile floors in the warehouse area unless caused by fault of the Tenant or by those for whom it is in law responsible.

14.	SUBLETTING AND ASSIGNMENT
     Subject to the provisions hereinafter detailed, the Tenant shall have the right to sublet the Leased Premises or assign its rights in the present Lease with the consent of the Landlord which consent shall not be unreasonably withheld or delayed and provided that the Leased Premises are utilized only for the purposes stipulated in article 3 hereof. Notwithstanding such subletting and assignment, the Tenant shall remain solidarily liable with such sublessee or assignee for the performance of all the terms and conditions of the present Lease.
     It is understood and agreed that notwithstanding the terms of Article 1873 of the civil code of Québec any such assignment consented to by the Landlord shall in no way acquit the Tenant of its obligations stipulated in this Lease.
     Sales aggregating fifty percent (50%) or more of the capital or issued voting stock of Tenant (if Tenant is a non-public corporation) or transfers aggregating fifty percent (50%) or more of Tenant’s partnership shall be deemed to be an assignment of this Lease. As used in the foregoing sentence, the word “Tenant” shall also mean any entity which has guaranteed Tenant’s obligations under this Lease and the prohibition hereof shall be applicable to any sales or transfers of the stock or partnership interest of said guarantor.
     Notwithstanding anything to the contrary in this Section 14, so long as Wesco Distribution Inc. is Tenant under this Lease, is not in default of any of the terms and conditions hereof, and has fully and faithfully performed all of the terms and conditions of the Lease, Tenant shall have the right to assign this Lease without Landlord’s consent, at any time during the Term of this Lease, to the purchaser in connection with the sale by Tenant of all or substantially all of its assets, provided: (i) the net assets of the assignee corporation shall not be less than the net assets of Tenant at the time of the signing of this Lease; (ii) the assignee corporation provides Landlord with audited financial statements certifying such net assets; (iii) such assignment does not adversely affect the quality and type of business operation which Tenant has conducted theretofore; and (iv) such assignee shall assume in writing, on a form acceptable to Landlord, all of Tenant’s obligations hereunder and Tenant shall provide Landlord with a copy of such assumption/assignment document.
     Tenant shall remain solidarily liable with any such assignee.
     Tenant shall pay Landlord a fee of Three hundred dollars($300.00) in connection with the sublease or assignment hereunder.
15.	INSPECTION AND REPAIR
     Landlord and its agents shall have the right, at all reasonable times and upon prior reasonable notice save in the event of an emergency during the Term of this Lease to enter the Leased Premises to examine the condition thereof and to ascertain whether Tenant is performing its obligations hereunder, and Tenant shall make any repairs which Landlord deems reasonably necessary as a result of such examination through professional tradesmen approved by the Landlord which approval may not be unreasonably withheld. If Tenant fails to make any such repairs within a maximum of Ten (10) days or less if Landlord deems reasonably necessary after notice from Landlord requesting Tenant to do so, provided that such repairs may reasonably be made within the said period, or Tenant has not diligently commenced to pursue same, Landlord may, without prejudice to any other rights or remedies it may have, make such repairs and charge the cost thereof to Tenant. Nothing in this Clause shall be construed to obligate or require Landlord to make any repairs but Landlord shall have the right at any time to make any emergency repairs without notice to Tenant and charge the reasonable cost thereof to Tenant. Any costs chargeable to Tenant hereunder shall be payable within thirty (30) days after receipt of invoice as additional rent and shall bear interest at the rate herein above mentioned.
16.	DESTRUCTION OF PREMISES
     Provided, and it is hereby expressly agreed that if and whenever during the Term hereby leased, the Building or the portion of the Building hereby leased shall be destroyed or damaged by fire, lightning or tempest, or any of the other perils insured against under the provisions hereunder, then and in every such event:
(a)	If the damage or destruction is such that the portion of the Building hereby leased, or the Building, is rendered wholly or partially unfit for occupancy or it is impossible or unsafe to use and occupy it and if in either event the damage, in the reasonable opinion of Landlord’s architect to be given to Tenant within thirty (30) days of the happening of such damage or destruction, cannot be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage or destruction, then either Landlord or Tenant may within Five (5) days next succeeding the giving of the Landlord’s architect’s opinion as aforesaid, terminate this Lease by giving to the other notice in writing of such termination, in which event this Lease and the term hereby leased shall cease and be at an end as of the date of such destruction or damage and the rent and all other payments for which Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such destruction or damage; in the event that neither Landlord or Tenant so terminate this Lease, the Landlord shall repair the said Building with all reasonable speed and the rent hereby reserved shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Leased Premises in Tenant’s reasonable opinion;

b)	If the damage be such that the portion of the Building hereby leased is wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy it but if in either event the damage, in the reasonable opinion of Landlord’s architect, to be given to Tenant within thirty (30) days from the happening of such damage, can be repaired with reasonable diligence within one hundred and twenty (120) days of the happening of such damage, then the rent hereby reserved shall abate from the date of the happening of such damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Leased Premises and Landlord shall repair the damage with all reasonable speed;

c)	If, in the opinion of the Landlord’s architect, the damage can be made good, as aforesaid, within one hundred and twenty (120) days of the happening of such destruction or damage and the damage is such that the portion of the Building leased is capable of being partially used for the purposes for which it is hereby leased, then until such damage has been repaired the rent shall abate in the proportion that the part of the portion of the Building leased is rendered unfit for occupancy bears to the whole of the said portion of the Building leased and Landlord shall repair the damage with all reasonable speed.
     Should any mortgage creditor who may have an interest in any insurance proceeds refuse to permit the use of such proceeds for the repair, replacement, rebuilding and/or restoration as hereinabove provided and for the payment of amounts expended for such purposes, then the Landlord’s obligation to repair or rebuild as provided for hereinabove shall cease and shall be null and void and the Lease shall be cancelled effective as of the date of the damage, unless, the Landlord, at the Landlord’s sole option, chooses to repair or rebuild.
17.	IMPROVEMENTS AND ALTERATIONS
     The Tenant shall not make any alterations or repairs to the Leased Premises, or any other part of the Building, or wires, pipes or other services to be run into the Building without first obtaining the written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. Any amounts owing under the terms of this Article shall be payable on demand as additional rent.
     However in the event that the Landlord shall grant permission to the Tenant to execute the said work for its own account (which permission shall be reasonably determined by the Landlord), then the said work shall be subject to the following conditions:
(i)	Tenant shall furnish to Landlord plans and specifications showing in reasonably complete detail the work proposed to be carried out and the estimated cost thereof and Landlord shall approve or reject such plans and specifications within fifteen (15) days after receipt of the same. If such plans and specifications are approved, all work shall be carried out in compliance therewith.

(ii)	The value of the Leased Premises shall not, as a result of any work proposed to be carried out by Tenant, be less than the value of the Leased Premises before the commencement of such work and Landlord shall be the sole judge of such value.

(iii)	All work shall be carried out with reasonable dispatch and in a good workmanlike manner and in compliance with all applicable permits, authorizations and building and zoning by-laws and with all regulations and requirements of all competent authorities having jurisdiction over the Leased Premises.

(iv)	The Leased Premises and the Building shall at all times be free of all legal hypothecs (construction) and any charges whatsoever.

(v)	If the cost of any work shall be in excess of Five thousand dollars ($5,000.00) as reasonably estimated by Tenant, Landlord may require Tenant to furnish security satisfactory to Landlord guaranteeing the completion of the work and the payment of the cost thereof free and clear of all privileges and charges of any nature whatsoever.

(vi)	Tenant shall maintain Workmen’s Compensation insurance covering all persons employed in connection with the work and shall produce evidence of such insurance to Landlord and shall also maintain such general liability insurance for the protection of Landlord and Tenant as Landlord may require.
     All work whether executed by the Landlord or the Tenant, whether structural or not, when completed, shall be comprised in, and form part of the Leased Premises and shall be subject to all the provisions of this Lease and Tenant shall not have any right to claim compensation therefore. At the expiration of this Lease, Tenant shall be required to repair any damage to the Leased Premises caused by removing any of its personal property, reasonable wear and tear and casualty damage excepted.
18.	EXPIRATION OF LEASE
     The Tenant shall at the expiration or earlier termination of the term of this Lease peaceably surrender and yield up unto the Landlord the Leased Premises together with all buildings, alterations, replacements, additions, erections, and improvements (Leasehold or otherwise), including, but not limited to electrical installations, electric or other fixtures, offices, partitions, divisions, air-conditioning and heating equipment, panelling, built-in furniture, wall-to-wall carpets, carpets or other floor coverings, attached cabinets, or other attached equipment, wiring, switches, meters, meter boxes and transformers, which at any time during the term hereof shall be placed, made, installed, fixed or attached therein or thereon by the Tenant, in good repair and condition, subject to reasonable wear and tear only, and without any compensation whatsoever being allowed to the Tenant for same.
     Tenant hereby renounces any right to terminate the Lease in accordance with the terms of article 1605 of the Civil code of Québec.
19.	COMPLIANCE WITH LAWS AND REGULATIONS
     The Tenant shall, at its own expense, promptly comply with the requirements of every applicable statute, law and ordinance and with every applicable lawful regulation in relation to its use or occupation of the Leased Premises or with respect to any equipment found therein or with respect to any requirements of the Landlord’s insurers. The Landlord certifies and warrants to the Tenant that the Leased Premises are in compliance with all applicable laws, ordinances, rules, orders and regulations of any governmental authority or regulatory body with jurisdiction thereof or any applicable insurance rating agency and that there is no pollutant or contaminants in the Building or the land at the commencement of the Term of this Lease and that said Building and land comply with the environmental laws, regulations and policies applicable thereto.
20.	INDEMNIFICATION
     Except if caused directly by the negligence or negligent acts of the Landlord, its employees, agents and invitees, the Landlord shall not be liable nor responsible in any way for any injury of any nature whatsoever that may be suffered, or sustained by the

Tenant or any employee, agent or customer of the Tenant or any other person who may be upon the Leased Premises or for any loss of or damages to any property belonging to the Tenant or to its employees or to any other person `while such property is on the Leased Premises and in particular (but without limiting the generality of the foregoing) the Landlord shall not be liable for any damage or damages of any nature whatsoever to any such property caused by the failure to supply adequate drainage, snow or ice removal, or by reason of the interruption of any public utility or service or in the event of steam, water, rain or snow which may leak into, issue, or flow from any part of the Building or from the water, steam, sprinkler, or drainage pipes or plumbing works of the same, or from any other place or quarter or for any damage caused by anything done or omitted by any Tenant, but the Landlord shall use all reasonable diligence to remedy such condition, failure or interruption of the service when not directly or indirectly attributable to the Tenant, after notice of same, when it is within its power and obligation to do so. Nor shall the Tenant be entitled to any abatement of Base Rent or Additional Rent in respect of any such condition, failure or interruption of service.
     The Tenant will indemnify and save harmless the Landlord from and against all fines, liability, damages, suits, claims, demands and actions of any kind or nature which the Landlord shall or may become liable for or suffer by reason of any breach, violation or non-performance by the Tenant of any covenant, term or provision hereof or by reason of any injury (including death resulting at any time therefrom) or damage to property occasioned to or suffered by any person or persons including the Landlord by reason of any such breach, violation or non-performance or of any wrongful act, neglect or default on the part of the Tenant or any of its employees, officers, agents, or invitees.
21.	ASSIGNMENT BY LANDLORD AND SUBORDINATION
     Landlord declares that it may assign its rights under this Lease to a lending institution as collateral security for a loan made to Landlord and in the event that such an assignment is given and executed by Landlord and notification thereof is given to Tenant by or on behalf of Landlord, it is expressly agreed between Landlord and Tenant that this Lease shall not be cancelled or modified for any reason whatsoever without the consent in writing of such lending institution.
     Tenant hereby covenants and agrees that it will, if and whenever reasonably required by Landlord and at Landlord’s expense, consent to and become a party to any instrument or instruments permitting the Landlord to hypothecate or otherwise encumber the Building of which the Leased Premises form part and to subordinate this Lease to any hypothec or security document, provided Tenant receives satisfactory confirmation of the full respect of its rights under this Lease by anyone benefitting from said subordination.
22.	EXPROPRIATION
     If the whole or any part of the Building shall be expropriated or taken in any manner for any public or quasi-public use or purpose, Landlord may at its option, terminate this Lease by giving notice in writing to Tenant that the term hereof shall expire upon the day when possession is required for such purpose, and in the event of such expiration, Landlord shall have no liability to Tenant of any nature, without prejudice to Tenant’s claim against the expropriating authority.

23.	EXTENSIONS
     The Landlord shall have the right at its option and from time to time during the Lease Term to make extensions and/or additions and/or to add one (1) or more additional floors or storeys onto all or part of the Building comprising the ‘Leased Premises.
     Notwithstanding anything to the contrary in the foregoing, Landlord shall use its best efforts not to interfere with access or visibility of the Leased Premises during the construction of any such extensions or additions.
     In the event the Landlord exercises said option, the Tenant agrees to permit the Landlord to install and/or extend and/or add the required improvements including supports, beams, wiring, piping, stairways, elevators, ramps, vents, ducts, shafts and openings and the like and to close all windows and openings which may be required to be closed as a consequence of such construction, the whole without any claims for disturbance and/or inconveniences and the like which may be caused to the Tenant, provided always that the required work is carried out within a reasonable delay and that this article shall not absolve or release the Landlord from liability in respect for damages or any loss caused to the Tenant as a consequence of any wilful act of the Landlord, its employees or representatives as a consequence of said additions and/or extensions and provided that the Tenant shall be granted a proportionate reduction in rent as compensation for loss of use of its inside floor space (during the period and for the area of loss of use only). All of the foregoing without any other claims by the Tenant against the Landlord for damages and loss of use.
24.	PUBLICATION
     The Tenant shall have the right to publish the Lease, at its cost, which Summary shall not contain any financial information whatsoever. Tenant shall, prior to publication, furnish Landlord with a draft copy of the text of said Summary, for its approval, which approval shall not be unreasonably withheld.
     In addition, Tenant shall, at its own cost, at the expiration of the Term, radiate the publication of the Lease from the Land Register.
25.	FLOOR LOADING
     Tenant shall not bring upon the Leased Premises or any part thereof any machinery, equipment, article or thing that by reason of its weight or size might damage the Leased Premises and will not at any time overload the floors of the Leased Premises and if any damage is caused to the Leased Premises by any machinery, equipment, article or thing or by overloading or by any act, neglect or misuse on the part of Tenant or any of its invitees, agents or employees or any person having business with Tenant, Tenant will forthwith pay to Landlord any damages incurred by the latter.
26.	PERMITS, etc.
Tenant declares that it has and/or will obtain all necessary permits or licenses in connection with the operation of its business in the Leased Premises and further recognizes that it has no claim against the Landlord with respect to the issuance of such permits or licenses.

27.	INTERIOR AND EXTERIOR AREAS
     The keeping of pets on the Leased Premises is prohibited.
     The Tenant shall not use any part-of the exterior parking and loading areas or any other areas outside the Leased Premises for any purpose other than parking, shipping or receiving in the areas designated by the Landlord for same except as defined in Section 3.
28.	DISTURBANCE
     Notwithstanding anything to the contrary stipulated in the present Lease, the Tenant will not hold the Landlord in any way responsible for any damages or annoyance which the Tenant may sustain through the fault of any tenant who occupies any premises adjacent to, near, above or under the Leased Premises or from any person the Tenant allows to use or have access to the Leased Premises, and renounces any claims it may have against the Landlord pursuant to Articles 1859 and 1861 of the Civil Code of Québec.
29.	ODOURS
     The Tenant warrants that no noxious odours or dust or noise will emanate from the Leased Premises as a result of the operations conducted by the Tenant therein. Accordingly, the Tenant agrees that should such noxious odour, dust, or noise condition exist, it will at its own cost and expense take such steps as may be necessary to rectify the same after written notice from the Landlord. Should the Tenant fail to commence to do so within seven (7) days or less in an emergency situation and complete the same within a reasonable time, the Landlord shall have the right to take reasonable measures to correct the situation and the Landlord shall be entitled to recover the cost plus fifteen percent (15%) administration thereof from the Tenant within thirty (30) days of receipt of invoice. Such cost shall be considered as additional rental hereunder.
30.	ENVIRONMENTAL MATTERS
     During the term hereof, Tenant obliges itself to forthwith take, at its cost, all necessary precautions for the purposes of conforming with all laws, by-laws, ordinances and regulations of federal, provincial and municipal authorities relating to environmental matters and more specifically, but without restricting the generality of the foregoing, those relating to the protection of water, air and soil from pollution or contamination of any form whatsoever.
     Landlord warrants and declares that it has complied with all laws and regulations related to environmental matters and that no toxic wastes or contaminants are to be found or stored in or about the Leased Premises and shall indemnify and save Tenant harmless in connection with same.
     Notwithstanding anything herein contained and without restricting the generality of the preceding paragraph, Tenant obliges itself to indemnify, exonerate and save the Landlord free and harmless with respect to all claims, actions, suits for loss of life, personal and property damages, or for any other losses or injuries which may result in whole or in part from the use, fabrication or presence in the Leased Premises of any substance, product, or contaminant or the exercise of any act or activity exposing the Landlord to a claim in connection with the foregoing provided said substance, product or contaminant is found on the Leased Premises by reason of Tenant’s fault or negligence or that of its employees, agents or invitees.

31.	BROKERAGE COMMISSION
     As part of the consideration for the granting of this Lease, Landlord and Tenant mutually represent and warrant to each other that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease other than Axxa Realties Inc. whose commission shall be paid by Landlord. Any commissions due to another broker shall be paid by the party having retained the services of said other broker.
32.	LIQUIDATION SALES ETC.
     The Tenant undertakes not to carry out or permit a bankruptcy or liquidation sale or war surplus goods, insurance salvage stock or auction in or from the Leased Premises. The Tenant acknowledges that a violation of the present clause will cause irreparable injury to the Landlord and consents to the Landlord enforcing the present clause by way of interim and interlocutory injunction, without prejudice to such other rights as the Landlord may have under the circumstances.
33.	RULES AND REGULATIONS
     The rules and regulations attached hereto as Schedule “C” form part hereof and may be reasonably ammended from time to time by the Landlord.
34.	WAIVER
     The failure of Landlord or Tenant to insist upon the strict performance of any of the agreements, terms, covenants and conditions hereof shall not be deemed a waiver of any rights or remedies that Landlord or Tenant may have and shall not be deemed a waiver of any subsequent breach or default in any such agreements, terms, covenants and conditions.
35.	NOTICES AND DEMANDS
     Any notice or demand given by Landlord to Tenant shall be deemed to be duly given when served upon Tenant personally or when mailed to Tenant by registered or certified mail or overnight courrier, at the address of the Leased Premises.
     Tenant elects domicile at the Leased Premises for the purpose of service of all notices, writ of summons or other legal documents in any suit at law, action or proceeding which Landlord may take under this Lease.
     Any notice or demand given by Tenant to, Landlord shall be deemed to be duly given when served upon Landlord personally, or when mailed to Landlord by registered or certified mail or overnight courrier, at the address designated by Landlord for purposes of payment of the rent hereunder.
     Copies of any notice or demand hereunder, other than legal proceedings, shall also be sent as aforesaid to Tenant’s head office at:
Wesco Business Unit One
Riverfront Center
Pittsburg, PA, U.S.A. 15222

36.	DESCRIPTIVE HEADINGS
     The descriptive headings of this Lease are inserted for convenience and reference only and do riot constitute a part of this Lease.
37.	INTERPRETATION
     This Lease shall be construed and governed by the laws of the Province of Québec. Should any of the provisions of this Lease and/or its conditions be illegal or not enforceable under the laws of the Province of Québec, same shall be considered severable and the Lease and its conditions shall remain in force and be binding upon the parties as though the said provision or provisions had never been included.
     Words importing the singular number only shall include the plural and vice-versa and words importing the masculine gender shall include the feminine gender and words importing persons shall include firms and unless the contrary intention appears the words “Landlord” and “Tenant” wherever they appear in this Lease shall mean respectively “Landlord, its executors, administrators, successors and/or assigns” and “Tenant”, its executors, administrators, successors and/or assigns” and if there is more than one Tenant or Landlord or the Tenant or Landlord is a female person or a corporation this Lease shall be read with all grammatical changes appropriate by reason thereof; and all covenants, liabilities and obligations shall be solidarity.
38.	PRIOR AGREEMENTS
     The present Lease cancels and supersedes any and all prior leases and agreements, written or otherwise, entered into by the Landlord and the Tenant regarding the Leased Premises. This Lease, the schedules thereof and such rules and regulations as may be adopted and promulgated by the Landlord from time to time constitute the entire agreement between the parties.
39.	CONDITION OF LEASED PREMISES/LANDLORD’S WORK
     The Tenant declares having examined the Leased Premises and is satisfied and content therewith, and agrees to take said Leased Premises in their present state and condition that is “AS IS” with the exception of latent defects and the representations and warranties provided herein, save that the Landlord shall execute, at its own cost, the work set forth in Schedule E hereof in the Leased Premises, which shall be executed in accordance with Landlord’s present existing building standards, the whole to be completed by September 16, 1994.
40.	SECURITY DEPOSIT
     As additional security for the faithful and prompt performance of its obligations hereunder, Tenant has concurrently with the execution of the Lease, paid to Landlord, the sum of Sixty-one thousand nine hundred fifty-three dollars and three cents ($61,953.03) of which Twenty-six thousand two hundred forty dollars ($26,240.00) plus G.S.T. and Q.S.T. thereof shall be applied to Basic Rental due for the month of November 1994 and the balance to constitute a security deposit which may be applied by Landlord for the purpose of curing any default or defaults of Tenant hereunder, in which event, Tenant shall replenish the Security Deposit in full by promptly paying to Landlord the amount so applied. If Tenant has not defaulted hereunder, and Landlord has not applied the Security Deposit to cure a default, or Landlord has applied the Security Deposit to a default and Tenant has replenished the same, then the Security Deposit or any remaining portion thereof, shall be paid to Tenant after the termination of this Lease. The Security Deposit shall not be deemed an advance payment of rent or a measure of Landlord’s damages for any default hereunder by Tenant. During the Term, interest shall accrue on the Security Deposit or on any balance thereof not credited to any Base Rent or applied to cure a default hereunder at a rate equal to that paid by the Bank of Montreal on long term deposits as of September 16, 1994 and such interest shall be remitted to the Tenant at the end of the Term.
41.	SPECIAL CONDITIONS
41.1 RIGHT OF FIRST REFUSAL
Should the Landlord during the Term receive an offer satisfactory to it, to lease the land adjacent to the Building and consisting of approximately Thirty-five thousand (35,000) square feet, Landlord shall forthwith advise Tenant in writing of same, specifying all terms and conditions contained in said offer and remitting a certified true copy of said offer to Tenant. After receipt of the said notice, Tenant shall have a delay of thirty (30) days to advise Landlord as to whether or not it is prepared to lease the Land in accordance with the terms and conditions contained in the above mentioned notice. In the event the Tenant accepts to lease within the said delay, it shall execute an Addendum to Lease for the Land, within fifteen (15) days after reception by the Landlord of Tenant’s acceptance.
41.2 FLOOR TILES
Tenant shall not be responsible for any damages caused to the floor tiles in the warehouse area.
41.3 FREE RENT
The Tenant shall not be obliged to pay any Base Rent for the first three (3) months of the Term and for the last month thereof, however the Tenant shall be responsible for the Additional Rent due to pursuant to Article 6 and the Direct Payments due pursuant to Article 9 hereof, subject to and under reserve of the terms and conditions contained in Schedule D.

42.	LANGUAGE
     The parties hereto acknowledge and confirm that they have requested that the present agreement and all notices and communication so contemplated hereby be drafted in the English Language.
Les parties aux présentes reconnaissent et confirment qu’ils ont exigé que la présente convention ainsi que tous avis et communications y afférents soient rédigés dans la langue anglaise.
IN WITNESS WHEREOF, LANDLORD AND TENANT HAVE DULY EXECUTED AND SIGNED THESE PRESENTS ON THE DATE AND PLACE HEREINAFTER MENTIONED.
     MONTREAL, this 3 day of September 1998.

ATLANTIC CONSTRUCTION INC. (The “Landlord”)

[illegible] Witness	Per:	/s/ David Rosenberg David Rosenberg
President

[illegible] Witness

MONTREAL, this ______ day of ___________, 1998.

WESCO DISTRIBUTION CANADA INC. (the “Tenant”)

[illegible] Witness	Per:	[illegible]

[illegible] Witness
[Schedules have been omitted and will be provided upon request.]

RENEWAL AGREEMENT

BETWEEN:	ATLANTIC CONSTRUCTION, INC, a body politic and corporate, duly incorporated under the laws of the Province of Quebec, having its head office in the City and District of Montreal, Quebec, herein acting and represented by David Rosenberg, President, hereunto duly authorized (hereinafter called the “Lessor”)

PARTY OF THE FIRST PART;

AND:	WESCO DISTRIBUTION-CANADA INC., a body politic and corporate, duly and legally incorporated under the laws of the Province of Ontario, having its head office in the City of Markham, herein acting and represented by Gary J. Habsburg, Manager, Real Estate and Assistant Secretary hereunto duly authorized (hereinafter called the “Lessee”)

PARTY OF THE SECOND PART.
          WHEREAS on September 3, 1998, Lessee executed with the Lessor a Agreement of Lease (hereinafter called the “Original Lease”) pursuant to which the Lessee leased premises located at and bearing civic number 1330 TransCanada Highway, in the City of Dorval, Quebec (hereinafter called the “Leased Premises”) measuring approximately Ninety Thousand gross square feet (90,000 sq. ft.) for a term of FIVE (5) years commencing on August 1, 1994 and ending on July 31, 1999; and
          WHEREAS on September 18, 1999, the Lessee executed with the Lessor an Lease Renewal agreement (hereinafter called the “Renewal”) pursuant to which the Lease was renewed and extended until July 31, 2004; and
          WHEREAS the Original Lease and the Renewal shall be hereinafter referred to collectively as the “Lease”;
          WHEREAS the Lessor and the Lessee wish to renew the Lease upon the terms and conditions hereinafter set forth in this renewal agreement (hereinafter called the “Renewal Agreement”).
NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, AGREEMENTS, AND OBLIGATIONS OF THE PARTIES HERETO, THE PARTIES HERETO DO HEREBY COVENANT AND AGREE AS FOLLOWS:
SECTION 1 RENEWAL TERM
          The Lessor and the Lessee do hereby renew the Lease for a period of Five (5) years commencing on August 1st 2004 and ending on July 31st 2009 (hereinafter called the “Renewal Term”).
SECTION 2 BASIC RENT
          During the Renewal Term, the Lessee covenants and agrees to pay to the Lessor an annual basic rent of FOUR HUNDRED TWENTY-SEVEN THOUSAND, FIVE HUNDRED AND 00/100 ($427,500.00), payable in and by even, equal, consecutive, monthly installments of THIRTY-FIVE THOUSAND SIX HUNDRED TWENTY-FIVE DOLLARS AND 00/100 ($35,625.00) each, in advance in lawful money of Canada, on the fifth (5th) day of each month, at the office of the Lessor, without demand, deduction or compensation.

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SECTION 3 LESSOR CONSTRUCTION
          The Lessor agrees to make certain renovations to the Leased Premises. Such renovations are described on EXHIBIT “A” attached hereto and shall be completed by Lessor at Lessor’s sole cost and expense prior to August 1, 2004.
SECTION 4 LESSOR REIMBURSEMENT
          During the Renewal Term, the Lessee covenants and agrees to pay to the Lessor reimbursement for construction and a portion of broker fees of TWENTY THOUSAND AND 00/100 ($20,000.00), per year, payable in and by even, equal, consecutive, monthly installments of ONE THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS AND 67/100 ($1,666.67) each, in advance in lawful money of Canada, on the fifth (5th) day of each month, at the office of the Lessor, without demand, deduction or compensation.
SECTION 5 LESSOR ROOF REIMBURSEMENT
          Between January 1, 2001 and the date hereof, Lessor has incurred costs in the amount of One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00) for roof repairs. Lessee acknowledges that the Lessor has provided satisfactory accounting back up for such repairs. Lessor and Lessee hereby confirm that part of the above-mentioned amount of One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00) has been amortized over the current term of the Lease and agree that the remainder will be amortized over the term of this Renewal Agreement. The total amount amortized over the current term of the Lease is Twenty-Seven Thousand Dollars and 00/100 ($27,000.00) plus applicable taxes. Lessor has invoiced Lessee for such amount, which is payable by the Lessee to the Lessor. The remainder in the amount of Ninety-Three Thousand Dollars ($93,000.00) shall be payable as provided in the following paragraph.
          During the Renewal Term, the Lessee covenants and agrees to pay the Lessor, as reimbursement for unamortized roof repairs and maintenance, an amount of TWENTY THOUSAND AND 00/100 ($20,000.00) per year, payable in and by even, equal, consecutive, monthly installments of ONE THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS AND 67/100 ($1,666.67) each, payable in and by even, equal, consecutive, monthly installments of in advance in lawful money of Canada, on the fifth (5th) day of each month, at the office of the Lessor, without demand, deduction or compensation. In the event the Lessor does not incur additional costs for roof repairs and maintenance over the Renewal Term, such payments shall cease upon reimbursement in full of the above-mentioned amount of Ninety-Three Thousand Dollars ($93,000.00). In the event the Lessor does incur additional costs for roof repairs and maintenance over the Renewal Term, such payments shall continue until such additional costs, up to a maximum of Seven Thousand Dollars ($7,000.00), have been paid in full. In the latter case, the Lessor shall provide Lessee with copies of paid invoices for any such future roof repairs and maintenance.
SECTION 6 CAPITAL TAX (TAX ON CAPITAL)
          In reference to Clause 6(a) of the original lease. The Lessee shall pay to the Lessor a maximum amount of TWELVE THOUSAND DOLLARS AND 00/100 ($12,000.00) per year for capital tax (tax on capital). However, the amount paid to Lessor may be less, subject to what is charged to the Lessor.
SECTION 7 BROKERAGE
          Lessor and Lessee each represent that they have had no dealing with any real estate broker or other person with respect to this Lease in any manner except with Fischer & Company, who shall be compensated by Landlord in the amount of Fifty Thousand and 00/100 ($50,000.00). Said Brokerage fee shall be paid prior to the commencement of this Lease Term. Lessor agrees to indemnify and hold harmless Landlord from any claims for any fees or commissions that are payable to any other broker, individual or entity asserting a claim for a fee or commission with respect to this Lease.
SECTION 8 LEASE
          Save and except as modified by this Renewal Agreement, the Renewal Agreement dated September 18, 1998 as Amended and the Original Lease shall remain in full force and effect.

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SECTION 9 LANGUAGE
          The parties hereto acknowledge and confirm having requested that this agreement and all notices and communications contemplated hereby be drafted in the English Language.
          Les parties aux presentes reconnaissent et confirment qu’elles ont exige que la presente convention ainsi que tous avis et communications y affe rents soient redige’s en anglais.
SECTION 10 PREAMBLE
          The preamble shall form an integral part hereof
IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS RENEWAL AGREEMENT.
Signed in the City of Montreal,
This 14th day of April 2004.

ATLANTIC CONSTRUCTION, INC.
Lessor

/s/ Ilena W Witness	Per:	/s/ David Rosenberg David Rosenberg
Signed in the City of Pittsburgh, PA USA This 8th day of April, 2004

WESCO DISTRIBUTON-CANADA INC.
Lessee

/s/ Marcy Smorey-Giger Witness	Per:	/s/ Gary J. Habsburg Gary J. Habsburg
Manager, Real Estate
& Assistant Secretary

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EXHIBIT “A”
LESSOR CONSTRUCTION
•	Demolish the existing cement block wall and toilets in the shipping and receiving area and restore the floor under these structures to a usable state.

•	Construct a women’s toilet adjacent to the existing men’s toilet in the office area.

•	Install 50 high bay light fixtures in the warehouse, which shall be provided by the Lessee.

•	Paint the office areas including toilets.

•	Repair damaged asphalt in front of the office areas of the building fronting TransCan.

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